Exhibit 99.1

Community National Bank News Release	For more information contact
For Immediate Release	Tracy Roberts, Marketing Director
Jan 9, 2008	802-487-3512

troberts@communitynationalbank.com

Community National Bank Promotes Louise Bonvechio to VP and Chief Financial Officer

Derby, VT—Community National Bank President and CEO Stephen P. Marsh is honored to announce the promotion of Louise Bonvechio to Vice President and Chief Financial Officer.

Bonvechio began her career with CNB in 1993 as a Personal Lender and Loan Officer in the Troy office. In 1998, she took a position as a Commercial Lender in the Derby office, and shortly after, assumed additional responsibilities in the finance department. Louise was promoted to Vice President and Cashier in July 2004 and assumed a supervisory role in the operations of the Finance Department and the bank’s compliance of generally accepted accounting principles.

Louise holds an Associate’s Degree in Accounting, and has received diplomas in General Banking and Banking and Finance. Currently Louise is attending the New England School of Financial Studies at Babson. In addition to forwarding her education, Louise serves her community as a board member of the Regional Advisory Board for the North Country Career Center and a Trustee and Treasurer for the Goodrich Memorial Library.

In review of Louise’s performance CEO Marsh commented, “After working in the Finance Department for several years, Louise has demonstrated that she has the exceptional work ethic and knowledge required to have great success in her new position. She has raised the level of expertise in the bank’s finance area and has shown a strong commitment to the growth of the organization.”